Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 748 S Meadows Parkway, Suite A9, Reno, NV, 89521

FOR IMMEDIATE RELEASE

Gryphon Gold Provides Update on Successful Defence of Litigation with
Royalty Holders and Update on Senior Credit Facility

Reno, NV – May 10, 2013 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCQB), a company focused on its joint venture interest in the gold Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), updates the status of the litigation with the Royalty Holders.

On January 31, 2012, the Company and Borealis Mining Company were served with a complaint filed in the First Judicial District Court for the State of Nevada in Carson City by the following Borealis royalty holders: Cavell Trust, Hardrock Mining Company and John W. Whitney (“Royalty Holders”). The Royalty Holders asserted claims for relief that the Company’s former subsidiary Borealis Mining Company breached its obligations under the lease between the Royalty Holders and Borealis Mining Company and that the Company, as guarantor of the lease, was also liable for the losses claimed by the Royalty Holders. More specifically, the complaint alleged that the monthly advance royalty payments under the lease are not recoverable from ongoing production royalties. The complaint also alleged that the advance royalty payments were required to be paid during the term of the mining lease. Borealis Mining Company has deducted previously from the production royalties payable under the lease the accumulated advance royalty payments. During the litigation Borealis Mining Company deposited the production royalty payments in an escrow account pending resolution of the litigation.

On April 23 and 24, 2013, a trial was held in the First Judicial District Court of the State of Nevada in Carson City. On the conclusion of the trial, the District Court Judge ruled that judgment should be entered in favor of Borealis Mining Company, LLC that the advance royalty payments under the lease are to be credited against and are recoupable from the production royalties payable under the lease. Borealis Mining Company, LLC was awarded a credit of $1,507,583.25 to be taken against the net smelter royalty. The District Court also declared that future monthly advance royalty payments are to be credited and that Borealis Mining Company, LLC must continue to pay the monthly advance royalty payments during the remaining term of the lease. The claims for relief of the Royalty Holders were dismissed, including their claims for relief against the Company as the guarantor of the lease. The District Court also ruled that the Royalty Holders must pay the attorney’s fees incurred by the Company and Borealis Mining Company in the litigation. The ruling of the District Court may be appealed by the Royalty Holders. The Company is not aware of whether the Royalty Holders will seek to appeal within the prescribed period of 30 days after entry of the District Court’s written judgment.

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Gryphon Gold Provides Operational Update
May 10, 2013

The Company is also providing an update on its Senior Secured Gold Stream Facility (the “Credit Facility”) with Waterton Global Value L.P. (“Waterton”). Under the terms of the Credit Facility, monthly principal, interest and premium payments are required to be made on the last day of each month until November 2014. The Company has the option of satisfying the monthly principal and premium payments in cash, by delivery of physical gold or by the assignment to Waterton of an interest in Borealis Mining Company, LLC (“Borealis”) in such amounts or number determined in accordance with the requirements of the credit agreement, as amended, relating to the Credit Facility (the “Credit Agreement”). On May 6, 2013, the Company transferred to Waterton 80,000 membership units in Borealis for the payment due April 30, 2013. As a result, the Company now owns a 38% interest in Borealis (3,800,000 membership units) and Waterton owns a 62% interest.

On May 9, 2013, the Board appointed William B. Goodhard as Interim Chief Executive Officer, which will be effective May 10, 2013.

For further information, please contact:

Lisanna Lewis
Vice President
775-883-1456 ext 210
llewis@gryphongold.com

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to rights of appeal of the Royalty Holders. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Annual and Quarterly Reports, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.